Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)    Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)   Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  November 21, 2018

MSD Partners, L.P.		John and Amy Phelan Family Foundation

By:	MSD Partners (GP), LLC	By:	/s/ John C. Phelan
Its:	General Partner	Its:	Member

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	Fuhrman Family Foundation
Title:	Manager
		By:	/s/ Glenn R. Fuhrman
		Its:	Member
MSD Credit Opportunity Fund, L.P.

By:	MSD Partners, L.P.
Its:	Investment Adviser

By:	MSD Partners (GP), LLC
Its:	General Partner
Title:	Manager

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager